EXHIBIT    3      SHARE MORTGAGE



LEIGH-MARDON PTY LIMITED

(Mortgagee)

and

AMERICAN BANKNOTE AUSTRALASIA HOLDINGS INC

(Mortgagor)




SHARE MORTGAGE



Arthur Robinson & Hedderwicks
Melbourne
Ref  CDH/PJR:707046
Tel  9614 1011




TABLE OF CONTENTS

1. INTERPRETATION  1

     1.1 Definitions  1
     1.2 General  3
     1.3 Determination, statement and certificate conclusive  4
     1.4 Document or agreement  4

2. MORTGAGE  4

3. NATURE OF MORTGAGE  4

     3.1 Priority  4
     3.2 Registration of Mortgagee  5
     3.3 Dealing with Mortgaged Property  5

4. REPRESENTATIONS AND WARRANTIES  5

     4.1 Representations and warranties  5
     4.2 Reliance on representations and warranties  7

5. COVENANTS  7

     5.1 Covenant to pay  7
     5.2 General covenants  7
     5.3 Covenants relating to Marketable Securities  7
     5.4 Dividends  9
     5.5 Term of covenants  9

6. FURTHER ASSURANCES  9

7. EVENTS OF DEFAULT  9

     7.1 Events of Default  9
     7.2 Consequences  11

8. APPOINTMENT OF RECEIVER  11

     8.1 Appointment  11
     8.2 Agent of Mortgagor  12
     8.3 Receiver's powers  12
     8.4 Receiver appointed after commencement of Liquidation  14
     8.5 Powers exercisable by the Mortgagee  14
     8.6 Withdrawal  14

9. POWER OF ATTORNEY  14

10. COMPLETION OF BLANK SECURITIES  15

11. PERFORMANCE OF MORTGAGOR'S OBLIGATIONS  15

12. STATUTORY POWERS  15

     12.1 Powers in augmentation  15
     12.2 Notice not required  15

13. APPLICATION OF MONEY RECEIVED  15

     13.1 Order  15
     13.2 Money actually received  16
     13.3 Amounts contingently due  16
     13.4 Notice of subsequent Security Interests  16
     13.5 Conversion of currencies on application  17

14. OTHER SECURITY INTERESTS OVER MORTGAGED PROPERTY  17

15. PROTECTION OF MORTGAGEE, RECEIVER AND ATTORNEY  17

16. PROTECTION OF THIRD PARTIES  17

     16.1 No enquiry  17
     16.2 Receipt  18

17. RELEASE UPON PAYMENT IN FULL  18

18. EXPENSES, INDEMNITY  18

     18.1 Expenses  18
     18.2 Indemnity  18
     18.3 Amounts in foreign currency  18

19. CURRENCY INDEMNITY  19

20. STAMP DUTIES  19

21. CERTIFICATE AS TO AMOUNT OF SECURED MONEY  19

22. CONTINUING SECURITY  19

23. OTHER SECURITIES  19

24. SET-OFF  19

25. WAIVERS, REMEDIES CUMULATIVE  20

26. SEVERABILITY OF PROVISIONS  20

27. SURVIVAL OF REPRESENTATIONS AND INDEMNITIES  20

28. MORATORIUM LEGISLATION  21

29. ASSIGNMENTS  21

30. NOTICES  21

31. AUTHORISED OFFICERS  21

32. GOVERNING LAW AND JURISDICTION  22

     32.1 Governing law  22
     32.2 Jurisdiction  22
     32.3 Process agents  22

33. COUNTERPARTS  22

34. CONSENTS AND OPINION  22



Page

SHARE MORTGAGE



THIS DEED is made on                                         1996 between:


1.LEIGH-MARDON PTY LIMITED ACN 004 432 633 incorporated in Victoria of 679 Victoria Street, Abbotsford, Victoria, Australia (the Mortgagee); and

2.AMERICAN BANKNOTE AUSTRALASIA HOLDINGS INC incorporated in the State of Delaware, United States of America of 200 Park Avenue, 49th Floor, New York 10166, New York, United States of America (the Mortgagor).


RECITAL

By a deed dated on or about the date of this Deed the Mortgagee, Containers Packaging (N.Z.) Limited, Kiwi Packaging (Cartons) Limited, Leigh-Mardon (NZ) Limited, ABN Security Pty Ltd ACN 072 977 292, ABN Holdings Pty Ltd
ACN 072 977 229, ABN Pacific Pty Ltd ACN 072 977 265, ABN New Zealand Limited, American Banknote Australasia Limited ACN 072 664 692 (the Company), Containers Pty Limited, Amcor Investments Pty Limited ACN 004 345 868 and the Mortgagor (the Share Sale and Exit Deed), the Mortgagor agreed (amongst other things) to make certain payments to the Mortgagee in consideration for a transfer of 7,363,636 ordinary shares in the Company
(the Shares).

IT IS AGREED as follows.


1.INTERPRETATION

1.1Definitions

The following definitions apply unless the context requires otherwise.

Attorney means any attorney appointed under this Deed or any Collateral Security.

Authorisation includes:

(a)any consent, authorisation, registration, filing, lodgement, agreement, notarisation, certificate, permission, licence, approval, authority or exemption from, by or with a Governmental Agency;or
(b)in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

Authorised Officer means:

(a)in respect of the Mortgagor, any director or person whose title includes the word President or cognate expressions, or any person from time to time nominated as an Authorised Officer by the Mortgagor by a notice to the Mortgagee accompanied by certified copies of signatures of all new persons so appointed; and
(b)in respect of the Mortgagee, any person whose title or acting title includes the word Manager or President or cognate expressions, or any secretary or director.

Business Day means a weekday on which banks are open in New York and Melbourne.

Collateral Security means any Security Interest, Guarantee or other document or agreement at any time created or entered into as security for any Secured Money.

Event of Default means any of the events specified in Clause 7.

Financial Indebtedness means any indebtedness, present or future, actual or contingent in respect of money borrowed or raised or any financial accommodation whatever. Without limitation, it includes indebtedness under or in respect of a negotiable or other financial instrument, Guarantee, interest, gold or currency exchange, hedge or arrangement of any kind, redeemable share, share the subject of a Guarantee, discounting arrangement, finance or capital Lease, hire purchase, deferred purchase price (for more than 90 days) of an asset or service or an obligation to deliver goods or other property or provide services paid for in advance by a financier or in relation to any other financing transaction.

Governmental Agency means any government or any governmental, semi-governmental or judicial entity or authority. It also includes any self-regulatory organisation established under statute or any stock exchange.

Guarantee means any guarantee, indemnity, letter of credit, legally binding letter of comfort, suretyship or other assurance against loss.

Lease means any lease, charter, hire purchase or hiring arrangement of any property or transaction having a similar effect.

Liquidation includes official management, receivership, deregistration, compromise, arrangement, amalgamation, administration, reconstruction, winding up, dissolution, assignment for the benefit of creditors, arrangement or compromise with creditors, bankruptcy or death.

Marketable Security has the meaning given in the Corporations Law, but also includes:
(a)a document referred to in the exceptions to the definition of debenture in the Corporations Law;
(b)a unit or other interest in a trust or partnership;
(c)a negotiable instrument; and
(d)a right or an option in respect of a Marketable Security, whether issued or unissued, including, without limitation, any of the above.

Material Adverse Effect means a material adverse effect on the ability of the Mortgagor to perform its obligations under the Share Sale and Exit Deed or on the financial condition of the Mortgagor.

Mortgaged Property means all the Mortgagor's right, title and interest both present and future in, to, under or derived from the Shares.

New Rights means all assets, rights, powers and proceeds of any nature at any time attaching to, or arising out of a holding in, any Marketable Securities included in the Mortgaged Property, including, without limitation:

(a)all money, distributions and dividends;
(b)any Marketable Security, any right to take up Marketable Securities or any allotment of further Marketable Securities;
(c)any certificate or other evidence of title to the Marketable Securities or to anything specified in this definition;
(d)any proceeds of, or of the disposal of, anything specified in this definition; and
(e)any Marketable Security resulting from the conversion, consolidation or sub-division of a Marketable Security, and includes any certificate or other evidence of title to a Marketable Security or to anything specified in this definition.

Power means a power, right, authority, discretion or remedy which is conferred on the Mortgagee or a Receiver or Attorney:
(a)by this Deed or any Collateral Security; or
(b)by law in relation to this Deed or any Collateral Security.

Receiver means a receiver or receiver and manager appointed under this Deed or any Collateral Security.

Secured Money means all money which the Mortgagor is or at any time may become actually or contingently liable to pay to or for the account of the Mortgagee for any reason whatever under or in connection with Clause 3 of the Share Sale and Exit Deed. Where the Mortgagor would have been liable but for its Liquidation, it will be taken still to be liable.

Security Interest includes any mortgage, pledge, lien or charge or any security or preferential interest or arrangement of any kind or any other right of, or arrangement with, any creditor to have its claims satisfied in priority to other creditors with, or from the proceeds of, any asset.

Without limitation it includes retention of title other than in the ordinary course of day-to-day trading and a deposit of money by way of security but it excludes a charge or lien arising in favour of a Governmental Agency by operation of statute unless there is default in payment of money secured by that charge or lien.

Share includes, without limitation, any New Rights in respect of the Shares.

Tax includes any tax, levy, impost, deduction, charge, rate, duty, compulsory loan or withholding which is levied or imposed by a Governmental Agency and any related interest, penalty, charge, fee or other amount.

1.2General

Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.

(a)The singular includes the plural and conversely.
(b)A gender includes all genders.
(c)Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.
(d)A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of the foregoing.
(e)A reference to a Clause is a reference to a clause of this Deed.
(f)A reference to a party to this Deed or another agreement or document includes the party's successors and permitted substitutes or assigns (and, where applicable, the party's legal personal representatives).
(g)A reference to an agreement or document is to the agreement or document as amended, novated, supplemented or replaced from time to time.
(h)A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.
(i)A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form.
(j)A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing.
(k)A reference to an asset includes any real or personal, present or future, tangible or intangible property or asset and any right, interest, revenue or benefit in, under or derived from the property or asset.
(l)A limited partnership will be regarded as a corporation.
(m)A reference to an amount for which a person is contingently liable includes, without limitation, an amount which that person may become actually or contingently liable to pay if a contingency occurs, whether or not that liability will actually arise.

1.3Determination, statement and certificate conclusive

Except where otherwise provided in this Deed any determination, statement or certificate by the Mortgagee or an Authorised Officer of the Mortgagee provided for in this Deed is conclusive and binds the parties in the absence of manifest error.

1.4Document or agreement

A reference to an agreement includes a Security Interest, Guarantee, undertaking, deed, agreement or legally enforceable arrangement whether or not in writing. A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document.

2.MORTGAGE

(a)The Mortgagor mortgages to the Mortgagee the Mortgaged Property.
(b)The mortgage secures the due and punctual payment of the Secured Money.
(c)The mortgage is given in consideration of the Mortgagee entering the Share Sale and Exit Deed, and for other valuable consideration received.

3.NATURE OF MORTGAGE

3.1Priority

The mortgage is a first mortgage and takes priority over all other Security Interests.

3.2Registration of Mortgagee

The Mortgagee may at any time after the date of this Deed procure the registration of itself as the registered holder of all or any of the Mortgaged Property. If requested by the Mortgagee, the Mortgagor shall procure such registration promptly.

3.3Dealing with Mortgaged Property

(a)Except with the prior consent of the Mortgagee or as expressly permitted in this Deed or the Share Sale and Exit Deed, the Mortgagor shall not:
(i)create or allow to exist any Security Interest over any Mortgaged Property; or (ii)in any other way: (A)dispose of; (B)create or allow any interest in;
or (C)part with possession of, any Mortgaged Property.

(b)Where by law the Mortgagee may not restrict the creation of any Security Interest over an asset ranking after the mortgage created by this Deed, paragraph (a) will not restrict that creation, but the Mortgagor shall ensure that before that Security Interest is created the holder of that Security Interest enters into a deed of priority in form and substance specified by the Mortgagee.

4.REPRESENTATIONS AND WARRANTIES

4.1Representations and warranties

The Mortgagor makes the following representations and warranties.

(a)(Status) It is a corporation validly existing under the laws of the place of its incorporation specified in this Deed.
(b)(Power) It has the power to enter into and perform its obligations under this Deed, to carry out the transactions contemplated by those documents and to carry on its business as now conducted or contemplated.
(c)(Corporate authorisations) It has taken all necessary corporate action to authorise the entry into and performance of this Deed, and to carry out the transactions contemplated by this Deed.
(d)(Documents binding) This Deed is its valid and binding obligation enforceable in accordance with its terms, subject to any necessary stamping and registration. Each of this Deed and any Collateral Security is effective security over the Mortgaged Property with the priority stated subject to general principles of equity and laws affecting creditors' rights generally.
(e)(Transactions permitted) The execution and performance by it of this Deed and each transaction contemplated under this Deed did not and will not violate in any respect a provision of:
(i)a law or treaty or a judgment, ruling, order or decree of a Governmental Agency binding on it;
(ii)its constituent documents; or
(iii)any other document or agreement which is binding on it or its assets, and, except as provided by this Deed, did not and will not:
(iv)create or impose a Security Interest on any of its assets; or
(v)allow a person to accelerate or cancel an obligation with respect to its Financial Indebtedness, or constitute an event of default, cancellation event, prepayment event or similar event (whatever called) under an agreement relating to Financial Indebtedness, whether immediately or after notice or lapse of time or both.
(f)(No litigation) No litigation, arbitration, Tax claim, dispute or administrative or other proceeding is current or pending or, to its knowledge, threatened, which may have a Material Adverse Effect other than the matters described in schedule 1 of the Share Sale and Exit Deed.
(g)(No default)
(i)It is not in default under a document or agreement (including, without limitation, an Authorisation) binding on it or its assets which relates to Financial Indebtedness or is material.
(ii)Nothing has occurred which constitutes an event of default, cancellation event, prepayment event or similar event (whatever called) under those documents or agreements, whether immediately or after notice or lapse of time or both.
(h)(Authorisations)  Each Authorisation which is required in relation to:
(i)the execution, delivery and performance by it of this Deed and the transactions contemplated by this Deed;
(ii)the validity and enforceability of those documents and the effectiveness or priority of this Deed or any Collateral Security; and
(iii)its business as now conducted or contemplated and which is material, has been obtained or effected. Each is in full force and effect. It has complied with each of them. It has paid all applicable fees for each of them.
(i)(Title) It is the sole beneficial owner of the Mortgaged Property purported to be charged or mortgaged by it free of any other third party right or interest whatever other than as permitted by Clause 3.3.
(j)(Trust)  It does not hold any assets as the trustee of any trust.
(k)(No further issues) It has disclosed to the Mortgagee the share capital in the Company. No document, agreement, arrangement or understanding exists under which further Marketable Securities in the Company may be issued to a person or under which a person is entitled to call for the issue of Marketable Securities.
(l)(Transfer valid) The transfer from it to the Mortgagee of the Marketable Securities included in the Mortgaged Property:
(i)is legal, valid and binding on it;
(ii)is duly executed by it; and
(iii)upon registration will transfer title to the Marketable Securities to which the transfer refers to the Mortgagee.

4.2Reliance on representations and warranties

The Mortgagor acknowledges that the Mortgagee has entered this Deed and the Share Sale and Exit Deed in reliance on the representations and warranties in this Clause.

5.COVENANTS

5.1Covenant to pay

The Mortgagor shall duly and punctually pay the Secured Money.

5.2General covenants

The Mortgagor covenants with the Mortgagee as follows, except to the extent that the Mortgagee consents.

(a)(Disposal of assets) Without limiting Clause 3.3, it will not sell or otherwise dispose of, part with possession of, or create an interest in, any of the Mortgaged Property or agree or attempt to do so (whether in one or more related or unrelated transactions) except (subject to this Deed and any Collateral Security) as permitted by Clause 3.3(b) or unless the proceeds of the sale or disposal are to be applied in fully repaying the Secured Money;
(b)(Corporate existence) It will do everything necessary to maintain its corporate existence in good standing. It will not transfer its jurisdiction of incorporation or enter any merger or consolidation.
(c)(Compliance with law) It will comply fully with all laws binding on it where non-compliance is likely to have a Material Adverse Effect.
(d)(Pay Taxes)  It will pay all Taxes payable by it when due, but:
(i)it need not pay Taxes for which it has set aside sufficient reserves and which are being contested in good faith, except where failure to pay those Taxes may have a Material Adverse Effect; and
(ii)it will pay contested Taxes which it is liable to pay on the final determination or settlement of the contest.

5.3Covenants relating to Marketable Securities

The Mortgagor covenants to maintain and protect all Marketable Securities included in the Mortgaged Property. Without limitation, it undertakes as follows:

(a)(Notify rights offered or accruing)  It will:
(i)notify the Mortgagee immediately if it becomes entitled to, or is offered, New Rights (other than any dividends); and (ii)ensure that all documents relating to New Rights (other than any dividends) or arising out of their subscription, taking up or exercise are delivered to the Mortgagee.
(b)(Bonus issues) The Mortgagor will procure that the Company makes no bonus issues other than on a pro rata basis to all holders of shares in the relevant class. For the purposes of clarification only, the parties acknowledge that nothing in this Deed affects the Company's power to make or offer rights issues or otherwise make private placements of its shares to any other person.
(c)(Remedy defects) It will remedy each defect in its, or the Mortgagee's, holding of those Marketable Securities.
(d)(Take proceedings) It will take or defend all legal proceedings which the Mortgagee reasonably requires to protect or recover those Marketable
Securities.
(e)(Execute documents) It will execute each document to which it is expressed to be a party in relation to any thing required under this Clause including, without limitation, a transfer of a Marketable Security to perfect its legal mortgage to the Mortgagee or any document appointing it proxy to vote those Marketable Securities.
(f)(Pay calls) It will duly pay all calls in respect of those Marketable Securities. On demand it will indemnify the Mortgagee for the amount of any call which the Mortgagee has paid in respect of those Marketable
Securities.
(g)(Deliver documents) Immediately on receipt by it or for its account, it will deliver to the Mortgagee each certificate, acceptance, contract note or transfer for those Marketable Securities.
(h)(Return of documents) If the Mortgagee makes available a document relating to those Marketable Securities or New Rights for registration, stamping, exercise, acceptance or another purpose:
(i)it will ensure that the document or each resulting or replacement document (as the case may be) is delivered directly to the Mortgagee when available or returned; and (ii)to the extent required by the Mortgagee, it will ensure that all persons dealing with it have notice of this Deed. (The Mortgagee will make available any document which it holds on reasonable request by the Mortgagor for the purpose of recording, perfecting or preserving the title of the Mortgagor to Marketable Securities, or exercising rights attaching to Marketable Securities in a manner consistent with the Mortgagee's security, if arrangements satisfactory to the Mortgagee are in place to protect the Mortgagee's security.)
(i)(Nothing prejudicial) It will not do or omit to do anything which might render those Marketable Securities liable to forfeiture, cancellation, avoidance or loss or might otherwise prejudicially affect the Mortgagee's interest in them or their value.
(j)(Meetings of shareholders) It will immediately provide to the Mortgagee certified copies of all reports and other documents received by it relating in any way to those Marketable Securities including, without limitation, any report or notice of any meeting.
(k)(Vote)
(i)If the Marketable Securities are not registered in the name of the Mortgagee, it will vote those Marketable Securities in a prudent manner except that while an Event of Default subsists or after this Deed has been enforced: (A)it will not vote those Marketable Securities except with the consent of the Mortgagee; and (B)it will comply with any directions given by the Mortgagee as to the way in which those Marketable Securities are to be voted.
(ii)If the Marketable Securities are registered in the name of the Mortgagee, it will: (A)not assert or claim any right to vote, or to direct the Mortgagee in relation to the voting of, those Marketable Securities, except that if no Event of Default is subsisting and if this Deed has not been enforced the Mortgagee will comply with any lawful directions given to it by the Mortgagor for voting the Marketable Securities; and (B)act as proxy with respect to any of those Marketable Securities if the Mortgagee requires.

5.4 Dividends Unless an Event of Default has occurred, the Mortgagee will promptly account to the Mortgagor for any dividend it receives in respect of the Mortgaged Property.

5.5Term of covenants

Each covenant in this Clause continues from the date of this Deed until the Secured Money is fully and finally repaid.

6.FURTHER ASSURANCES

Whenever the Mortgagee requests the Mortgagor to do anything:

(a)for more satisfactorily mortgaging, assuring or securing the Mortgaged Property to the Mortgagee in a manner not inconsistent with this Deed or any Collateral Security; or
(b)for aiding in the execution or exercise of any Power, the Mortgagor shall do it immediately at its own cost. It may include (without limitation) registering this Deed, the execution or registering of any other document or agreement, the delivery of documents or evidence of title to any Shares and the execution and delivery of blank transfers.

7.EVENTS OF DEFAULT

7.1Events of Default

Each of the following is an Event of Default (whether or not it is in the control of the Mortgagor).

(a)(Obligations under the Share Sale and Exit Deed) The Mortgagor fails to pay an amount payable by it under the Share Sale and Exit Deed when due.
(b)(Cross default) Financial Indebtedness of the Mortgagor aggregating to at least USD5,000,000 or its equivalent:
(i)is not paid when due (or within an applicable grace period); or
(ii)becomes due and payable before its stated maturity or expiry;
For the purpose of this paragraph, if a person is required to provide cash cover for Financial Indebtedness as a result of an actual, likely or threatened default or an event of default or termination, cancellation, special prepayment or similar event, whatever called, that Financial Indebtedness will be taken to be due and payable.
(c)(Winding up, arrangements, insolvency etc.)
(i)Except for the purposes of a solvent reconstruction or amalgamation previously approved by the Mortgagee, the Mortgagor ceases, suspends or threatens to cease or suspend the conduct of all or a major part of its business or disposes of or threatens to dispose of all or a major part of its assets; (ii)the Mortgagor stops or suspends or threatens to stop or suspend payment of all or a class of its debts; (iii)the Mortgagor is insolvent within the meaning of section 95A of the Corporations Law;
(iv)a court presumes that the Mortgagor is insolvent under section 459C(2) of the Corporations Law; (v)the Mortgagor fails to comply with a statutory demand (within the meaning of section 459F(1) of the Corporations Law);
(vi)an administrator is appointed over all or any of the assets of the Mortgagor or any step preliminary to the appointment of an administrator is taken; or (vii)except for the purposes of a solvent reconstruction or amalgamation previously approved by the Mortgagee, an application or an order is made, proceedings are commenced, a resolution is passed or proposed in a notice of meeting or an application to a court or other steps (other than frivolous or vexatious applications, proceedings, notices and steps) are taken for: (A)the winding up or dissolution of the Mortgagor; or (B)the Mortgagor entering into any arrangement, compromise or composition with or assignment for the benefit of its creditors or any class of them or any of them.
(d)(Enforcement against assets) (i)A controller (within the meaning of section 9 of the Corporations Law) or similar officer is appointed to;
(ii)a Security Interest is enforced over; or (iii)a distress, attachment or other execution is levied or enforced or applied for over, all or a substantial portion of the assets and undertaking of the Mortgagor.
(e)(Reduction of capital)  Without the prior consent of the Mortgagee, the
Mortgagor:
(i)reduces its capital (including, without limitation, a purchase of its shares but excluding a redemption of redeemable shares);
(ii)passes a resolution to reduce its capital or to authorise it to purchase its shares or a resolution under section 188(2) or 205(10) of the Corporations Law or an equivalent provision, or calls a meeting to consider such a resolution; or (iii)applies to a court to call any such meeting or to sanction any such resolution or reduction.
(f)(Analogous process) Anything analogous to anything referred to in paragraphs (c) to (e) inclusive, or having substantially similar effect, occurs with respect to the Mortgagor under any overseas law or any law which commences or is amended after the date of this Deed.
(g)(Revocation of Authorisation) An Authorisation which is material to the performance by the Mortgagor of the Share Sale and Exit Deed, or to the validity and enforceability of the Share Sale and Exit Deed or this Deed or to the security of the Mortgagee, is repealed, revoked or terminated or expires, or is modified or amended or conditions are attached to it in a manner unacceptable to the Mortgagee, and is not replaced by another Authorisation acceptable to the Mortgagee.
(h)(Compulsory acquisition)
(i)All or any part of the Mortgaged Property of the Mortgagor is compulsorily acquired by or by order of a Governmental Agency or under law;
(ii)a Governmental Agency orders the sale, vesting or divesting of all or any part of the Mortgaged Property of the Mortgagor; or
(iii)a Governmental Agency takes a step for the purpose of any of the foregoing.
(i)(Governmental interference)  A law or anything done by a Governmental
Agency wholly or partially to a material extent renders illegal, prevents or restricts the performance or effectiveness of the Share Sale and Exit
Deed or this Deed.

7.2Consequences
In addition to any other rights provided by law or this Deed, at any time after an Event of Default (whether or not it is continuing) the Mortgagee may to the extent permitted by law, without notice, exercise Powers which are exercisable after an Event of Default.

8.APPOINTMENT OF RECEIVER

8.1Appointment

To the extent permitted by law, at any time after an Event of Default (whether or not it is continuing) the Mortgagee or any Authorised Officer of the Mortgagee may:
(a)appoint any person or any two or more persons jointly and/or severally to be a receiver or receiver and manager of all or any of the Mortgaged Property;
(b)remove any Receiver;
(c)appoint another Receiver in addition to or in place of any Receiver; and
(d)fix or vary the remuneration of any Receiver.

Such appointment may be made on such terms as the Mortgagee thinks fit, and whether or not the Mortgagee at any time has taken, or entered into, possession of any of the Mortgaged Property. Without limiting any other method of appointment permitted by law, such appointment may be made by an instrument signed by an Authorised Officer of the Mortgagee or by, or on behalf of, the Mortgagee.

8.2Agent of Mortgagor

Subject to Clause 8.4, every Receiver is the agent of the Mortgagor. The Mortgagor alone is responsible for a Receiver's acts and defaults.

8.3Receiver's powers
In addition to any powers granted by law, and except to the extent specifically excluded by the terms of a Receiver's appointment, every Receiver has power to do anything in respect of the Mortgaged Property that the Mortgagor could do. The Receiver's powers include the following (without limitation), in each case on such terms as the Receiver thinks fit.
(a)(Take possession and manage) The Receiver may take possession of, get in and manage the Mortgaged Property.
(b)(Acquire any asset) The Receiver may acquire in any manner any asset (including, without limitation, to take it on Lease). After that acquisition it will be included in the Mortgaged Property.
(c)(Raise money)  The Receiver may:
(i)borrow or raise any money from the Mortgagee or any other person approved by the Mortgagee;
(ii)give Guarantees; and
(iii)grant any Security Interest over any of the Mortgaged Property to secure that money or Guarantee. That Security Interest may rank in priority to or equally with or after, the security created by this Deed. It may be given in the name of the Mortgagor or otherwise.
(d)(Sell)
(i)The Receiver may sell any of the Mortgaged Property (whether or not the Receiver has taken possession).
(ii)Without limitation any sale may be made: (A)by public auction, private treaty or tender; (B)for cash or on credit; (C)in one lot or in parcels;
(D)either with or without special conditions or stipulations as to title or time or mode of payment of purchase money or otherwise; (E)with power to allow the whole or any part of the purchase money to be deferred (whether with or without any security); and (F)whether or not in conjunction with the sale of any property by any person.
(e)(Options)  The Receiver may grant or take put or call options.
(f)(Employ) The Receiver may employ or discharge any person as employee, contractor, agent, professional adviser, consultant or auctioneer for any purpose and at such remuneration and on such other terms as the Receiver thinks fit.
(g)(Compromise)  The Receiver may make or accept any arrangement or compromise.
(h)(Give receipts) The Receiver may give receipts for money and other assets.
(i)(Perform and enforce agreements)  The Receiver may:
(i)perform or enforce; (ii)exercise or refrain from exercising the Mortgagor's rights and powers under; or (iii)obtain the benefit in other ways of, any documents or agreements or rights which form part of the Mortgaged Property and any documents or agreements entered into in exercise of any Power.
(j)(Take proceedings) The Receiver may commence, defend, conduct, settle, discontinue or compromise proceedings in the name of the Mortgagor or otherwise.
(k)(Execute documents) The Receiver may enter into and execute documents or agreements on behalf of the Receiver or the Mortgagor in connection with the Mortgaged Property. This includes, without limitation, signing, accepting and endorsing cheques, promissory notes and bills of exchange.
(l)(Surrender Mortgaged Property) The Receiver may surrender, release or transfer any of the Mortgaged Property.
(m)(Exchange Mortgaged Property) The Receiver may exchange with any person any of the Mortgaged Property for other property.
(n)(Delegate) The Receiver may delegate to any person approved by the Mortgagee any of the powers conferred upon the Receiver (including delegation).
(o)(Vote) The Receiver may exercise any voting or other rights or powers in respect of any of the Mortgaged Property and to do anything in relation to Marketable Securities.
(p)(Incidental power) The Receiver may do anything incidental to the exercise of any other Power.
All of the above paragraphs are to be construed independently. None limits the generality of any other.

8.4Receiver appointed after commencement of Liquidation The power to appoint a Receiver may be exercised notwithstanding that:
(a)an order may have been made or a resolution may have been passed for the Liquidation of the Mortgagor; and (b)a receiver appointed in those circumstances may not, or may not in some respects specified by the Receiver, act as the agent of the Mortgagor.

8.5Powers exercisable by the Mortgagee
Whether or not a Receiver has been appointed, to the extent permitted by law the Mortgagee may exercise any Power of a Receiver at any time after an Event of Default (whether or not it is continuing) in addition to any Power of the Mortgagee and without giving notice. It may exercise those Powers and its Powers without taking possession or being liable as mortgagee in possession.

8.6Withdrawal
The Mortgagee may at any time give up possession of the Mortgaged Property and may at any time withdraw any receivership.

9.POWER OF ATTORNEY
(a)For valuable consideration and by way of security the Mortgagor irrevocably appoints the Mortgagee and each Authorised Officer of the Mortgagee severally its attorney to do anything which:
(i)the Mortgagor is obliged to do under or in relation to this Deed;  or
(ii)the Mortgagee or any Receiver is authorised or empowered to do under this Deed or any law, but only at the times that the Mortgagee or a Receiver (if a Receiver had been appointed) would have been able to do it, after an Event of Default has occurred.
(b)  Without limitation, the Attorney may at any time:
(i)do anything necessary or considered expedient by the Mortgagee or the Attorney to secure, preserve or perfect the security contained in this Deed (including, without limitation, anything under Clauses 10 or 11) and for this purpose, without limitation, the Attorney may execute any legal mortgage, transfer, assignment and other assurance in favour of the Mortgagee of any of the Mortgaged Property; and (ii)delegate the Attorney's powers (including delegation).
(c)No Attorney appointed under this Deed may act inconsistently with this Deed.

10.COMPLETION OF BLANK SECURITIES

The Mortgagee, any Authorised Officer of the Mortgagee, any Receiver or any Attorney may complete any document which at any time is executed by or on behalf of the Mortgagor and deposited with the Mortgagee. It may complete it in favour of the Mortgagee, any appointee of the Mortgagee or any purchaser.

11.PERFORMANCE OF MORTGAGOR'S OBLIGATIONS

If at any time the Mortgagor fails duly to perform any obligation in this Deed the Mortgagee or any person it authorises may do anything which in its opinion is necessary or expedient to make good or to attempt to make good that failure to its satisfaction.

12.STATUTORY POWERS

12.1Powers in augmentation
The powers conferred on a mortgagee by law:
(a)are in addition to the Powers conferred by this Deed or any Collateral Security;
(b)(to the extent permitted by law) may be exercised by the Mortgagee immediately an Event of Default occurs and at any time subsequently; and
(c)are excluded or varied only so far as they are inconsistent with the express terms of this Deed or any Collateral Security.

12.2Notice not required

To the extent permitted by law:
(a)the Mortgagor dispenses with any notice or lapse of time required by law before enforcing this Deed or any Collateral Security or exercising any Power;
(b)the Mortgagee is not required to give notice to any person before enforcement or exercise; and
(c)any law requiring the giving of notice or the compliance with a procedure or the lapse of time before enforcement or exercise is excluded.

13.APPLICATION OF MONEY RECEIVED

13.1Order

Subject to any law which applies notwithstanding an agreement to the contrary, all money received by a Receiver, an Attorney or the Mortgagee under or by virtue of this Deed shall be applied in the manner and order determined by the Mortgagee or, if the Mortgagee does not make a determination, in the following order.
(a)First: all costs, charges and expenses of the Mortgagee or a Receiver or Attorney which are incurred in or are incidental to the exercise or performance or attempted exercise or performance of a Power or otherwise in relation to this Deed or any Collateral Security.
(b)Second: any other outgoings which the Receiver, Attorney or the Mortgagee thinks fit to pay.
(c)Third:  the Receiver's remuneration.
(d)Fourth: to each holder of a Security Interest of which the Mortgagee is aware and which has priority over this Deed in relation to the relevant Mortgaged Property, to the extent, and in order, of priority.
(e)Fifth:  to the Mortgagee towards satisfaction of the Secured Money.
(f)Sixth: to each holder of a Security Interest of which the Mortgagee is aware and which ranks after this Deed in relation to the relevant Mortgaged Property, to the extent, and in order, of priority.
(g)Seventh:  the surplus (if any) belongs to the Mortgagor.

The surplus will not carry interest. If it pays the surplus to the credit of an account in the name of the Mortgagor with any bank carrying on business in Australia, the Receiver, Mortgagee or Attorney (as the case may be) will be under no further liability in respect of it.

13.2Money actually received

(a)In applying any money towards satisfaction of the Secured Money the Mortgagor will be credited only with the money available for that purpose which is actually received by the Mortgagee. The credit will date from the time of receipt.
(b)That money shall be appropriated as between principal, interest and other amounts as the Mortgagee determines. Any such appropriation by the Mortgagee shall override any appropriation made by the Mortgagor.

13.3Amounts contingently due
If any of the Secured Money is contingently owing to the Mortgagee at the time of a distribution of an amount under Clause 13.1, the Mortgagee may retain any of that amount. If it does, it shall place the amount retained on short term interest bearing deposit until the relevant Secured Money becomes actually due or cease to be contingently owing, and the Mortgagee shall then:
(a)pay to itself the amount which becomes actually due to it; and
(b)apply the balance of the amount retained (together with interest earned on the deposit) in accordance with Clause 13.1.

13.4Notice of subsequent Security Interests

(a)If the Mortgagee receives actual or constructive notice of a subsequent Security Interest affecting any of the Mortgaged Property it may open a separate account in the name of the Mortgagor in the books of the Mortgagee.
(b)If the Mortgagee does not open a new account it will be treated as if it had done so at the time it received actual or constructive notice of the Security Interest.
(c)From the time the new account is opened or is taken to be opened:
(i)all payments made by the Mortgagor to the Mortgagee; and
(ii)money to be applied towards the Secured Money under Clause 13.1(e), will be or will be taken to be debited or credited, as appropriate, to the new account. Payments, repayments and other money will only be applied in reduction of other Secured Money to the extent that there is no debit balance in that account.

13.5Conversion of currencies on application

For the purpose of making an application under Clause 13.1 the Mortgagee, any Receiver or Attorney may purchase one currency with another, whether or not through an intermediate currency, whether spot or forward, in the manner and at the time it thinks fit.

14.OTHER SECURITY INTERESTS OVER MORTGAGED PROPERTY

(a)The Mortgagee and any Receiver or Attorney may rely on the certificate of a holder of another Security Interest affecting or purporting to affect the Mortgaged Property as to the amount and property secured by the Security Interest.
(b)The Mortgagee or any Receiver may at any time pay or agree to pay the amount certified by the holder of a Security Interest or purported Security Interest to be necessary to discharge it or some of the indebtedness secured by it or to acquire it. From the date of payment that amount will be part of the Secured Money and the Mortgagor will indemnify the Mortgagee and the Receiver on demand against that amount. This applies whether or not that Security Interest or purported Security Interest was valid or prior, equal or subsequent ranking or the property or money stated in the certificate was secured by it.

15.PROTECTION OF MORTGAGEE, RECEIVER AND ATTORNEY

Subject to any law which applies notwithstanding an agreement to the contrary, neither the Mortgagee nor any Receiver or Attorney will be liable in respect of:
(a)any conduct, delay, negligence or breach of duty in the exercise or non-exercise of a Power; nor
(b)for any loss (including consequential loss) which results, except where it arises from fraud or gross negligence on the part of the Mortgagee, any Receiver or any Attorney.

16.PROTECTION OF THIRD PARTIES

16.1No enquiry

No party to any Dealing (as defined below) and no person asked to register a Dealing:

(a)is bound to enquire:
(i)whether an Event of Default has occurred or whether this Deed has become enforceable; (ii)whether a person who is, or, purports or is purported to be, a Receiver or Attorney is duly appointed; (iii)the amount of Secured Money and whether Secured Money is due and payable; or (iv)in any other way as to the propriety or regularity of the Dealing; or (b)is affected by express notice that the Dealing is unnecessary or improper. For the protection of any party to a Dealing or a person registering a Dealing, the Dealing will be taken to be authorised by this Deed and will be valid accordingly, even if there is any irregularity or impropriety in the Dealing. In this Clause a Dealing is: (a)any payment, or any delivery or handing over of an asset, to; or (b)any acquisition, incurring of Financial Indebtedness, receipt, sale, disposal or other dealing, by, the Mortgagee or any Receiver or Attorney, or any person who purports or is purported to be a Receiver or Attorney.

16.2Receipt

The receipt of any Authorised Officer of the Mortgagee or any Receiver or Attorney (or person who purports, or is purported, to be a Receiver or Attorney) for any money or assets payable to or receivable or received by it exonerates the person paying those money or handing over that asset from being concerned as to their application, or from being liable or accountable for their loss or misapplication.

17.  RELEASE UPON PAYMENT IN FULL

Promptly at the request of the Mortgagor, and if the Secured Moneys have been fully and finally repaid, the Mortgagee shall at the cost of the Mortgagor release and discharge the whole of the Mortgaged Property from the security constituted by this Deed.

18.EXPENSES, INDEMNITY

18.1Expenses

On demand the Mortgagor shall reimburse the Mortgagee, each Receiver and each Attorney for its reasonable expenses in relation to any actual enforcement of this Deed or the Share Sale and Exit Deed or the actual exercise, preservation or consideration of any Powers or in relation to the Mortgaged Property and including in each case legal costs and expenses (including in-house lawyers charged at their usual rates) on a full indemnity basis.

18.2Indemnity

On demand the Mortgagor shall indemnify the Mortgagee and each Receiver and Attorney against any loss, cost, charge, liability or expense the Mortgagee or any Receiver or Attorney (or any officer or employee of any of them) may sustain or incur as a direct or indirect consequence of:
(a)the occurrence of any Event of Default; or
(b)any exercise of any Power, except in the case of fraud or gross negligence on the part of the Mortgagee, the Receiver or the Attorney (as the case may be).

18.3Amounts in foreign currency

Where an amount to be reimbursed or indemnified against is denominated in another currency, if the person to be indemnified so requests, the Mortgagor shall reimburse or indemnify it against the amount of Australian dollars which the person certifies that it used to buy the relevant amount of the other currency in accordance with its normal procedures. If the person does not so request, the Mortgagor shall reimburse or indemnify it in the relevant currency.

19.CURRENCY INDEMNITY

On demand the Mortgagor shall indemnify the Mortgagee against any deficiency which arises whenever for any reason (including, without limitation, as a result of a judgment or order or Liquidation):

(a)the Mortgagee receives or recovers an amount in one currency (the Payment Currency) in respect of an amount denominated under this Deed or the Share Sale and Exit Deed in another currency (the Due Currency); and
(b)the amount actually received or recovered by the Mortgagee in accordance with its normal practice when it converts the Payment Currency into the Due Currency is less than the relevant amount of the Due Currency.

20.STAMP DUTIES
(a)The Mortgagor shall pay all stamp, transaction, registration and similar Taxes (including fines and penalties) which may be payable or determined to be payable in relation to the execution, delivery, performance or enforcement of this Deed or the Share Sale and Exit Deed or any payment or receipt or any other transaction contemplated by this Deed or the Share Sale and Exit Deed.
(b)Those Taxes include financial institutions duty, debits tax or other Taxes payable by return and Taxes passed on to the Mortgagee by a bank or financial institution.
(c)On demand the Mortgagor shall indemnify the Mortgagee against any liability resulting from delay or omission to pay those Taxes except to the extent that the liability results from failure by the Mortgagee to pay any Tax after having been put in funds to do so by the Mortgagor.

21.CERTIFICATE AS TO AMOUNT OF SECURED MONEY

A certificate signed by an Authorised Officer of the Mortgagee will be conclusive evidence against the Mortgagor, in the absence of manifest error as to the amount of Secured Money stated in that certificate.

22.CONTINUING SECURITY

Each of this Deed and each Collateral Security is a continuing security despite any settlement of account, intervening payment or anything else until a final discharge of this Deed and each Collateral Security has been given to the Mortgagor.

23.OTHER SECURITIES

No Power and nothing in this Deed or any Collateral Security merges in, or in any other way prejudicially affects or is prejudicially affected by:
(a)any other Security Interest; or
(b)any judgment, right or remedy against any person, which the Mortgagee or any person claiming through the Mortgagee may have at any time.

24.SET-OFF

(a)The Mortgagor irrevocably authorises the Mortgagee if an Event of Default is subsisting to apply any credit balance in any currency (whether or not matured) in any of its accounts with the Mortgagee towards satisfaction of any sum at any time due and payable by it to the Mortgagee under or in relation to the Share Sale and Exit Deed or this Deed. The Mortgagee is not obliged to make the application.
(b)The Mortgagee may effect currency exchanges appropriate to implement that application.

25.WAIVERS, REMEDIES CUMULATIVE

(a)No failure to exercise or delay in exercising any right, power or remedy under this Deed operates as a waiver. A single or partial exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the party granting that waiver unless made in writing. (b)The Powers in this Deed are in addition to, and do not exclude or limit, any right, power or remedy provided by law.

26.SEVERABILITY OF PROVISIONS

(a)Any provision of this Deed or any Collateral Security which is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions of this Deed or any Collateral Security nor affect the validity or enforceability of that provision in any other jurisdiction.
(b)Without limiting the generality of paragraph (a):
(i)the definition of Secured Money does not include any obligation so long as and to the extent that the inclusion of that obligation would avoid, invalidate or render ineffective Clause 2 or 3 or the security constituted by this Deed; and
(ii)the definition of the Mortgaged Property does not include any property so long as and to the extent that the inclusion of that property would invalidate, avoid or render ineffective Clause 2 or 3 or the security constituted by this Deed.

The Mortgagor shall use its best endeavours to satisfy any condition or obtain any consent which may be necessary to include that obligation or property validly under this Deed.

27.SURVIVAL OF REPRESENTATIONS AND INDEMNITIES

(a)All representations and warranties in this Deed survive the execution and delivery of this Deed and the provision of advances and accommodation.
(b)Each indemnity in this Deed:
(i)is a continuing obligation;
(ii)is a separate and independent obligation; and
(iii)survives termination or discharge of this Deed.

28.MORATORIUM LEGISLATION

To the full extent permitted by law all legislation which at any time directly or indirectly:
(a)lessens, varies or affects in favour of the Mortgagor any obligation under this Deed or any Collateral Security; or
(b)delays, prevents or prejudicially affects the exercise by the Mortgagee, any Receiver or Attorney of any Power, is excluded from this Deed and any Collateral Security.

29.ASSIGNMENTS

Neither party may assign or transfer any of its rights or obligations under this Deed or any Collateral Security without the prior written consent of the other party (not to be unreasonably withheld).

30.NOTICES

Any notice, demand, consent or other communication (a Notice) given under this
Deed:
(a)must be in writing and signed by an Authorised Officer of the sender;
(b)must either be delivered to the intended recipient by prepaid post (where posted to an address in another country, by registered airmail) or by hand or fax to the address or fax number set out in this Deed or the address or fax number last notified by the intended recipient to the sender;
(c)will be taken to be duly given or made:
(i)in the case of delivery in person, when delivered;
(ii)in the case of delivery by post, four Business Days after the date of posting (where posted to an address in the same country) or ten Business Days after the date of posting (where posted to an address in another country);
(iii)in the case of fax, on receipt by the sender of a transmission control report from the despatching machine showing the relevant number of pages, the correct destination fax machine number and the result of the transmission as "OK", but if the result of the foregoing is that a Notice would be taken to be given or made on a day which is not a business day in the place to which the Notice is sent or is later than 4.00pm (local time) it will be taken to have been duly given or made at the commencement of business on the next business day in that place.

31.AUTHORISED OFFICERS

The Mortgagor irrevocably authorises the Mortgagee to rely on a certificate by a person purporting to be its director or secretary as to the identity and signatures of its Authorised Officers. The Mortgagor warrants that those persons have been authorised to give notices and communications under or in connection with this Deed.

32.GOVERNING LAW AND JURISDICTION

32.1 Governing law

This Deed is governed by the laws of Victoria, Australia.

32.2Jurisdiction

With respect to any legal action or proceedings that may be brought with respect to this Deed or any transaction contemplated by this Deed (each, a Relevant Action), the Mortgagor irrevocably:
(a)submits to and accepts, for itself and in respect of its assets, generally and unconditionally the non-exclusive jurisdiction of any of the courts of or in New York (State and Federal), or of the States of Victoria or New South Wales, Australia or of the Commonwealth of Australia selected by the Mortgagee; and
(b)waives any objection it may have now or in the future to the venue and any claim it may have now or in the future that the Relevant Action has been brought in an inconvenient forum; and
(c)consents to the service of process out of any of those courts by the mailing of copies of process by registered or certified airmail postage prepaid to it at its address for service of notices under Clause 30 or to its process agent at its address provided in Clause 32.3, in which case service will be taken to have been effected on receipt.

Nothing in this Deed affects the right to serve process in any other manner permitted by law.

32.3Process agents

(a)The Mortgagor irrevocably:

(i)nominates as its agent to receive service of process or other documents in any Relevant Action in the Courts of the States of Victoria or New South Wales, Australia or of the Commonwealth of Australia : The Company at 1144 Nepean Highway, Highett, Victoria, Australia; and
(ii)agrees that service of any process or documents on the agent or any other person appointed under paragraph (b) will be sufficient service on it.
(b)The Mortgagor will ensure the Company remains authorised to accept service on its behalf. If the Company ceases to have an office in the place specified, the Mortgagor will ensure that at all times there is another person in that place acceptable to the Mortgagee to receive process on its behalf. It shall promptly notify the Mortgagee of the appointment of that other person.

33.COUNTERPARTS

This Deed may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

34.CONSENTS AND OPINION

Except where expressly stated the Mortgagee may give or withhold, or give conditionally, approvals and consents, may be satisfied or unsatisfied, and may form opinions, at its absolute discretion.

EXECUTED as a Deed in              .
Each attorney executing this Deed states that he or she has no notice of revocation or suspension of his or her power of attorney.

THE MORTGAGEE


SIGNED SEALED AND DELIVERED for and on behalf of LEIGH-MARDON PTY LIMITED by its attorney in the presence of:


Signature


Print Name

Signature

     Print Name

THE MORTGAGOR

SIGNED by MORRIS WEISSMAN of, SEALED AND            Morris Weissman
DELIVERED by AMERICAN BANKNOTE                      Signature
AUSTRALASIA HOLDINGS INC in the presence
of:                                                 Morris Weissman
Jeffrey Clark                                       Print Name
Signature
Jeffrey Clark
Print Name